MUELLER WATER PRODUCTS REPORTS
FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Achieved Net Sales of $348.2 Million in Quarter, $1.3 Billion in Fiscal Year
Earned Net Income per Diluted Share of $0.06 in Quarter, $0.74 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.22 in Quarter, $0.96 in Fiscal Year
Generated Adjusted EBITDA of $72.5 Million in Quarter, $284.7 Million in Fiscal Year

ATLANTA, November 6, 2024 - Mueller Water Products, Inc. (NYSE: MWA) today announced financial results for its fourth quarter and fiscal year ended September 30, 2024.
In the fourth quarter, the Company:
•Increased net sales 15.5 percent to $348.2 million as compared with $301.4 million in the prior year quarter
•Reported operating income of $28.4 million as compared with $24.9 million in the prior year quarter and increased adjusted operating income 41.6 percent to $56.5 million as compared with $39.9 million in the prior year quarter
•Reported operating margin of 8.2 percent as compared with 8.3 percent in the prior year quarter and increased adjusted operating margin to 16.2 percent as compared with 13.2 percent in the prior year quarter
•Generated net income of $10.0 million as compared with $17.2 million in the prior year quarter, with net income margin of 2.9 percent as compared with 5.7 percent in the prior year quarter, and increased adjusted net income 14.1 percent to $33.9 million as compared with $29.7 million in the prior year quarter
•Reported net income per diluted share of $0.06 as compared with $0.11 in the prior year quarter and increased adjusted net income per diluted share 15.8 percent to $0.22 as compared with $0.19 in the prior year quarter
•Increased adjusted EBITDA 30.9 percent to $72.5 million as compared with $55.4 million in the prior year quarter and improved adjusted EBITDA margin to 20.8 percent as compared with 18.4 percent in the prior year quarter
In the fiscal year, the Company:
•Increased net sales 3.1 percent to $1,314.7 million as compared with the prior year of $1,275.7 million
•Reported operating income of $181.7 million as compared with $127.4 million in the prior year and increased adjusted operating income 55.3 percent to $222.5 million as compared with $143.3 million in the prior year
•Reported operating margin of 13.8 percent as compared with 10.0 percent in the prior year and increased adjusted operating margin to 16.9 percent as compared with 11.2 percent in the prior year

•Generated net income of $115.9 million as compared with $85.5 million in the prior year, with net income margin of 8.8 percent as compared with 6.7 percent in the prior year, and increased adjusted net income 53.3 percent to $150.2 million as compared with $98.0 million in the prior year
•Reported net income per diluted share of $0.74 as compared with $0.55 in the prior year, and increased adjusted net income per diluted share 52.4 percent to $0.96 as compared with $0.63 in the prior year
•Increased adjusted EBITDA 40.9 percent to $284.7 million as compared with $202.1 million in the prior year, resulting in adjusted EBITDA margin of 21.7 percent as compared with 15.8 percent in the prior year
•Increased net cash provided by operating activities $129.8 million to $238.8 million as compared with $109.0 million in the prior year and increased free cash flow $130.0 million to $191.4 million as compared with $61.4 million in the prior year
•Returned $49.9 million to shareholders through dividends and common stock repurchases
“We delivered a strong fourth quarter with healthy order levels supported by steady end market demand and focused customer service. We achieved record fourth quarter net sales and adjusted EBITDA, which exceeded our expectations and continued to expand margins through increased volumes, consistent operational execution and disciplined SG&A spending,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“We achieved record annual net sales and margins in fiscal 2024, despite a challenging external environment, with more than a 500 basis point year-over-year improvement in our gross margin driven by significant manufacturing, material and freight efficiencies along with favorable price/cost. We also achieved record cash generation for the year with free cash flow increasing $130 million year-over-year attributable to our performance and improved working capital efficiency. Our performance is a testament to our dedicated employees who serve our customers and communities with tireless energy and passion.
“Entering our fiscal 2025, we expect to deliver continued net sales growth and margin improvement, supported by manufacturing performance, including anticipated benefits from the closure of our legacy brass foundry along with operational and supply chain efficiencies. We will continue to invest in our operations and return cash to shareholders through share repurchases and our quarterly dividend, which was recently increased for the tenth time since 2014. We are well-positioned to benefit from the investments needed to address the aging North American water infrastructure and the incremental spending associated with the federal infrastructure bill, including lead service line replacement projects. Our teams remain focused on executing key strategies to drive operational improvements, capturing the benefits from favorable long-term end market growth trends through product innovation and service,” Ms. Zakas concluded.
Consolidated Results
Net sales for the 2024 fourth quarter increased $46.8 million, or 15.5 percent, to $348.2 million as compared with $301.4 million in the prior year quarter primarily due to increased volumes at both Water Flows Solutions and Water Management Solutions, and higher pricing across most product lines.
Operating income increased $3.5 million, or 14.1 percent, to $28.4 million as compared with $24.9 million in the prior year quarter. Benefits from higher volumes, favorable price/cost, improved manufacturing performance and lower strategic reorganization and other charges, more than offset non-cash goodwill impairment, impacts of the Israel-Hamas war and higher costs associated with warranty obligations at Water Management Solutions, and higher total SG&A expenses. Operating margin decreased to 8.2 percent as compared with 8.3 percent in the prior year quarter.
During the quarter, the Company incurred $16.3 million non-cash goodwill impairment and an $8.7 million warranty charge at Water Management Solutions, as well as $3.1 million of strategic reorganization and other charges, which have been excluded from adjusted results.
Adjusted operating income increased $16.6 million, or 41.6 percent, to $56.5 million for the quarter as compared with $39.9 million in the prior year quarter. Adjusted operating margin improved to 16.2 percent as compared with 13.2 percent in the prior year quarter.
Net income was $10.0 million as compared with $17.2 million in the prior year quarter, with net income margin of 2.9 percent as compared with 5.7 percent in the prior year quarter. Adjusted net income increased to $33.9 million as compared with $29.7 million in the prior year quarter.
Adjusted EBITDA of $72.5 million increased $17.1 million, or 30.9 percent, as compared with $55.4 million in the prior year quarter. Adjusted EBITDA margin improved to 20.8 percent as compared with 18.4 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2024 fourth quarter increased $38.8 million, or 24.0 percent, to $200.3 million as compared with $161.5 million in the prior year quarter. This increase was primarily due to higher volumes of iron gate valves and service brass products as well as higher pricing across most product lines.
Operating income and adjusted operating income were both $41.6 million for the quarter. Adjusted operating income increased $14.1 million, or 51.3 percent, compared with the prior year quarter. Benefits from higher volumes, favorable price/cost and improved manufacturing performance more than offset higher SG&A expenses. Operating margin and adjusted operating margin were both 20.8 percent as compared with 17.1 percent and 17.0 percent for operating margin and adjusted operating margin, respectively, in the prior year quarter.
Adjusted EBITDA of $51.7 million increased $15.1 million, or 41.3 percent, as compared with $36.6 million in the prior year quarter. Adjusted EBITDA margin improved to 25.8 percent as compared with 22.7 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2024 fourth quarter increased $8.0 million, or 5.7 percent, to $147.9 million, as compared with $139.9 million in the prior year quarter. This increase was primarily due to higher volumes of hydrants as well as higher pricing across most product lines.

Operating income was $4.4 million and adjusted operating income, excluding $16.3 million in non-cash goodwill impairment, an $8.7 million warranty charge and strategic reorganization and other charges, was $29.8 million in the quarter. Adjusted operating income increased $7.9 million, or 36.1 percent, compared with the prior year quarter, due to benefits from higher volumes, favorable price/cost and lower SG&A expenses, which more than offset impacts of the Israel-Hamas war. Operating margin and adjusted operating margin were 3.0 percent and 20.1 percent, respectively, as compared with the prior year quarter operating margin of 11.2 percent and adjusted operating margin of 15.7 percent.
Adjusted EBITDA of $36.7 million increased $7.6 million, or 26.1 percent, as compared with $29.1 million in the prior year quarter. Adjusted EBITDA margin improved to 24.8 percent as compared with 20.8 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2024 fourth quarter and fiscal year decreased to $3.0 million and $12.7 million, respectively, as compared with $3.3 million and $14.7 million in the prior year periods, respectively, primarily as a result of higher interest income.
Income Taxes
For the 2024 fourth quarter, income tax expense was $14.4 million, or 59.0 percent of income before tax, as compared with the prior year quarter effective tax rate of 16.9 percent. For the fiscal year, income tax expense was $47.5 million, or 29.1 percent of income before tax, as compared with the prior year effective tax rate of 21.6 percent. The higher effective tax rates for the 2024 fourth quarter and fiscal year were primarily a result of certain non-deductible items, an overall increase in the state income tax rate and lesser foreign tax rate benefits. Excluding the non-cash goodwill impairment in the 2024 fourth quarter, the effective tax rates for the 2024 fourth quarter and fiscal year were 35.4 percent and 26.4 percent, respectively.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year increased $129.8 million to $238.8 million as compared with $109.0 million in the prior year period. The increase was primarily driven by improvements in working capital compared with the prior year and higher net income. In the fourth quarter, cash flow from operations benefited from the timing of liability accruals, including incentive compensation and benefits and other payments.
During the fiscal year, the Company invested $47.4 million in capital expenditures as compared with $47.6 million in the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the fiscal year increased $130.0 million to $191.4 million as compared with $61.4 million in the prior year, primarily due to the increase in cash provided by operating activities.
As of September 30, 2024, Mueller Water Products had $449.5 million of total debt outstanding and $309.9 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.6 times and net debt leverage ratio of 0.5 times. We did not have any borrowings under our ABL Agreement at the end of the fourth quarter, nor did we borrow any amounts under our ABL during the year. There are no maturities on the Company’s debt financings until June 2029, and its 4.0 percent Senior Notes have no financial maintenance covenants.

Fiscal 2025 Outlook
The Company is introducing its fiscal 2025 consolidated net sales guidance to be between $1,340 million and $1,360 million, or an increase of 1.9 to 3.4 percent compared with the prior year. Consolidated net sales seasonality is anticipated to be normalized with quarterly consolidated net sales highest in the third quarter and lowest in the first quarter, with a sequential increase in consolidated net sales in the second quarter as the construction season ramps up in the Spring.
The Company anticipates its fiscal 2025 adjusted EBITDA to be between $300 million and $305 million, or an increase of 5.4 to 7.1 percent compared with fiscal 2024. The Company expects total SG&A expenses to be between $236 million and $240 million, which is below the prior year, due to benefits from lower amortization expense and incentive compensation, partially offset by strategic investments and expected inflation. The Company anticipates the second half fiscal 2025 adjusted EBITDA margin will be higher than the first half of the year primarily driven by the seasonality of net sales and continuing manufacturing performance improvements, including anticipated benefits from the closure of its legacy brass foundry along with operational and supply chain efficiencies. The Company expects free cash flow as a percentage of adjusted net income to be more than 80 percent in fiscal 2025.
The Company’s expectations for certain additional financial metrics for fiscal 2025 are as follows:
•Total SG&A expenses between $236 million and $240 million
•Net interest expense between $11 million and $12 million
•Effective income tax rate between 25 percent and 27 percent
•Depreciation and amortization between $43 million and $45 million*
•Capital expenditures between $45 million and $50 million
•Pension benefit other than service of approximately $0.2 million
*    In 2025, annual amortization expense will decrease by approximately $18 million due to customer relationship intangibles from 2005 becoming fully amortized.
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Thursday, November 7, 2024, at 10 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-360-8712. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, the Company’s product portfolio positioning and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.

About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	September 30,
	2024	2023
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$309.9	$160.3
Receivables, net of allowance for credit losses of $8.3 million and $7.3 million	208.9	217.1
Inventories, net	301.7	297.9
Other current assets	37.9	31.5
Total current assets	858.4	706.8
Property, plant and equipment, net	318.8	311.7
Intangible assets, net	309.7	334.0
Goodwill, net	80.7	93.7
Other noncurrent assets	68.3	58.8
Total assets	$1,635.9	$1,505.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.8	$0.7
Accounts payable	109.9	102.9
Other current liabilities	147.3	115.2
Total current liabilities	258.0	218.8
Long-term debt	448.7	446.7
Deferred income taxes	55.4	73.8
Other noncurrent liabilities	63.7	54.2
Total liabilities	825.8	793.5

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized, none outstanding at September 30, 2024 and 2023	—	—
Common stock: par value $0.01 per share; 600,000,000 shares authorized; 156,227,170 and 155,871,932 shares outstanding at September 30, 2024 and 2023, respectively	1.6	1.6
Additional paid-in capital	1,205.2	1,240.4
Accumulated deficit	(365.9)	(481.8)
Accumulated other comprehensive loss	(30.8)	(48.7)
Total stockholders’ equity	810.1	711.5
Total liabilities and stockholders’ equity	$1,635.9	$1,505.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$348.2	$301.4	$1,314.7	$1,275.7
Cost of sales (1)	237.3	213.0	855.7	896.2
Gross profit	110.9	88.4	459.0	379.5
Operating expenses:
Selling, general and administrative	63.1	54.2	245.2	241.9
Strategic reorganization and other charges (2)	3.1	9.3	15.8	10.2
Goodwill impairment	16.3	—	16.3	—
Total operating expenses	82.5	63.5	277.3	252.1
Operating income	28.4	24.9	181.7	127.4
Pension expense other than service	1.0	0.9	4.0	3.7
Interest expense, net	3.0	3.3	12.7	14.7
Other expense (3)	—	—	1.6	—
Income before income taxes	24.4	20.7	163.4	109.0
Income tax expense	14.4	3.5	47.5	23.5
Net income	$10.0	$17.2	$115.9	$85.5

Net income per basic share	$0.06	$0.11	$0.74	$0.55

Net income per diluted share	$0.06	$0.11	$0.74	$0.55

Weighted average shares outstanding:
Basic	156.0	156.3	155.9	156.3
Diluted	157.5	157.0	156.9	156.8

Dividends declared per share	$0.064	$0.061	$0.256	$0.244

(1) For the years ended September 30, 2024 and 2023, the Company recorded charges of $8.7 million and $5.7 million, respectively, in connection with its warranty obligations.
(2) For the year ended September 30, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, non-cash asset impairment, cybersecurity incidents expense, and severance. For the year ended September 30, 2023, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance, and certain transaction-related expenses.

(3) For the year ended September 30, 2024, the Company recorded $1.6 million in Other expense for the release of an indemnification receivable related to an uncertain tax position that expired on December 31, 2023. This was offset as a $1.6 million benefit within income tax expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2024	2023
	(in millions)
Operating activities:
Net income	$115.9	$85.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39.1	34.4
Amortization	27.1	28.1
Goodwill impairment	16.3	—
Non-cash asset impairment	1.8	—
Gain on sale of assets	0.5	(4.0)
Stock-based compensation	9.0	8.5
Pension cost	4.6	4.4
Deferred income taxes	(21.5)	(14.4)
Inventory reserve provision	4.5	0.4
Other, net	1.0	0.9
Changes in assets and liabilities:
Receivables, net	8.4	10.9
Inventories	(8.0)	(19.9)
Other assets	(7.7)	(3.3)
Accounts payable	6.8	(19.7)
Other current liabilities	31.7	(2.0)
Other noncurrent liabilities	9.3	(0.8)
Net cash provided by operating activities	238.8	109.0
Investing activities:
Capital expenditures	(47.4)	(47.6)
Proceeds from sales of assets	0.2	5.5
Net cash used in investing activities	(47.2)	(42.1)
Financing activities:
Dividends paid	(39.9)	(38.1)
Stock repurchased under buyback program	(10.0)	(10.0)
Employee taxes related to stock-based compensation	(2.0)	(2.3)
Common stock issued	7.7	2.7
Debt issuance costs	(0.9)	—
Payments for finance lease obligations	(0.9)	(1.1)
Net cash used in financing activities	(46.0)	(48.8)
Effect of currency exchange rate changes on cash	4.0	(4.3)
Net change in cash and cash equivalents	149.6	13.8
Cash and cash equivalents at beginning of year	160.3	146.5
Cash and cash equivalents at end of year	$309.9	$160.3

Supplemental cash flow information:
Cash paid for interest	$10.0	$15.1
Cash paid for income taxes	$74.4	$37.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$200.3	$147.9	$—	$348.2

Gross profit (1)	$66.2	$44.7	$—	$110.9
Selling, general and administrative expenses	24.6	23.6	14.9	63.1
Strategic reorganization and other charges (2)	—	0.4	2.7	3.1
Goodwill impairment	—	16.3	—	16.3
Operating income (loss)	$41.6	$4.4	$(17.6)	$28.4

Operating margin	20.8%	3.0%		8.2%

Capital expenditures	$15.0	$4.4	$—	$19.4

Net income				$10.0
Net income margin				2.9%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$10.0
Warranty charge (1)				8.7
Strategic reorganization and other charges (2)				3.1
Goodwill impairment				16.3
Income tax expense of adjusting items (3)				(4.2)
Adjusted net income				$33.9

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.06
Warranty charge per diluted share				0.06
Strategic reorganization and other charges per diluted share				0.02
Goodwill impairment per diluted share				0.10
Income tax expense of adjusting items per diluted share				(0.02)
Adjusted net income per diluted share				$0.22

Net income				$10.0
Income tax expense (4)				14.4
Interest expense, net (4)				3.0
Pension expense other than service (4)				1.0
Operating income (loss)	$41.6	$4.4	$(17.6)	28.4
Warranty charge (1)	—	8.7	—	8.7
Strategic reorganization and other charges (2)	—	0.4	2.7	3.1
Goodwill impairment	—	16.3	—	16.3
Adjusted operating income (loss)	41.6	29.8	(14.9)	56.5
Pension expense other than service (4)	—	—	(1.0)	(1.0)
Depreciation and amortization	10.1	6.9	—	17.0
Adjusted EBITDA	$51.7	$36.7	$(15.9)	$72.5

Adjusted operating margin	20.8%	20.1%		16.2%
Adjusted EBITDA margin	25.8%	24.8%		20.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$89.3
Less capital expenditures				19.4
Free cash flow				$69.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

(1) Gross profit includes a charge of $8.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, and non-cash asset impairment.
(3) The income tax expense of adjusting items reflects an effective tax rate of 35.4%, excludes goodwill impairment, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$161.5	$139.9	$—	$301.4

Gross profit (1)	$47.5	$40.9	$—	$88.4
Selling, general and administrative expenses	20.0	24.7	9.5	54.2
Strategic reorganization and other (benefits) charges (2)	(0.1)	0.5	8.9	9.3
Operating income (loss)	$27.6	$15.7	$(18.4)	$24.9

Operating margin	17.1%	11.2%		8.3%

Capital expenditures	$10.3	$4.9	$—	$15.2

Net income				$17.2
Net income margin				5.7%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$17.2
Warranty charge (1)				5.7
Strategic reorganization and other charges (2)				9.3
Income tax expense of adjusting items (3)				(2.5)
Adjusted net income				$29.7

Weighted average diluted shares outstanding				157.0

Net income per diluted share				$0.11
Warranty charge per diluted share				0.04
Strategic reorganization and other charges per diluted share				0.06
Income tax expense of adjusting items per diluted share				(0.02)
Adjusted net income per diluted share				$0.19

Net income				$17.2
Income tax expense (4)				3.5
Interest expense, net (4)				3.3
Pension expense other than service (4)				0.9
Operating income (loss)	$27.6	$15.7	$(18.4)	24.9
Warranty charge (1)	—	5.7	—	5.7
Strategic reorganization and other (benefits) charges (2)	(0.1)	0.5	8.9	9.3
Adjusted operating income (loss)	27.5	21.9	(9.5)	39.9
Pension expense other than service (4)	—	—	(0.9)	(0.9)
Depreciation and amortization	9.1	7.2	0.1	16.4
Adjusted EBITDA	$36.6	$29.1	$(10.3)	$55.4

Adjusted operating margin	17.0%	15.7%		13.2%
Adjusted EBITDA margin	22.7%	20.8%		18.4%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$56.5
Less capital expenditures				15.2
Free cash flow				$41.3

(1) Gross profit includes a charge of $5.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other (benefits) charges primarily relate to expenses associated with our leadership transition and severance.
(3) The income tax expense of adjusting items reflects an effective tax rate of 16.9% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$755.5	$559.2	$—	$1,314.7

Gross profit (1)	$271.9	$187.1	$—	$459.0
Selling, general and administrative expenses	92.5	95.0	57.7	245.2
Strategic reorganization and other charges (2)	0.2	1.8	13.8	15.8
Goodwill impairment	—	16.3	—	16.3
Operating income (loss)	$179.2	$74.0	$(71.5)	$181.7

Operating margin	23.7%	13.2%		13.8%

Capital expenditures	$31.1	$16.3	$—	$47.4

Net income				$115.9
Net income margin				8.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$115.9
Warranty charge (1)				8.7
Strategic reorganization and other charges (2)				15.8
Goodwill impairment				16.3
Income tax expense of adjusting items (3)				(6.5)
Adjusted net income				$150.2

Weighted average diluted shares outstanding				156.9

Net income per diluted share				$0.74
Warranty charge per diluted share				0.06
Strategic reorganization and other charges per diluted share				0.10
Goodwill impairment per diluted share				0.10
Income tax expense of adjusting items per diluted share				(0.04)
Adjusted net income per diluted share				$0.96

Net income				$115.9
Income tax expense (4)				47.5
Other expense				1.6
Interest expense, net (4)				12.7
Pension expense other than service (4)				4.0
Operating income (loss)	$179.2	$74.0	$(71.5)	181.7
Warranty charge (1)	—	8.7	—	8.7
Strategic reorganization and other charges (2)	0.2	1.8	13.8	15.8
Goodwill impairment	—	16.3	—	16.3
Adjusted operating income (loss)	179.4	100.8	(57.7)	222.5
Pension expense other than service (4)	—	—	(4.0)	(4.0)
Depreciation and amortization	38.3	27.7	0.2	66.2
Adjusted EBITDA	$217.7	$128.5	$(61.5)	$284.7

Adjusted operating margin	23.7%	18.0%		16.9%
Adjusted EBITDA margin	28.8%	23.0%		21.7%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				448.7
Total debt				$449.5
Less cash and cash equivalents				309.9
Net debt				$139.6

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Debt leverage (debt divided by trailing twelve months’ adjusted EBITDA)	1.6x
Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	0.5x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$238.8
Less capital expenditures	47.4
Free cash flow	$191.4

(1) Gross profit includes a charge of $8.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, non-cash asset impairment, cybersecurity incidents expense and severance.

(3) The income tax expense of adjusting items reflects an effective tax rate of 26.4%, excludes goodwill impairment, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2023
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$634.4	$641.3	$—	$1,275.7

Gross profit (1)	$164.9	$214.6	$—	$379.5
Selling, general and administrative expenses	85.3	106.9	49.7	241.9
Strategic reorganization and other charges (2)	—	1.7	8.5	10.2
Operating income (loss)	$79.6	$106.0	$(58.2)	$127.4

Operating margin	12.5%	16.5%		10.0%

Capital expenditures	$33.4	$14.2	$—	$47.6

Net income				$85.5
Net income margin				6.7%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$85.5
Warranty charge (1)				5.7
Strategic reorganization and other charges (2)				10.2
Income tax expense of adjusting items (3)				(3.4)
Adjusted net income				$98.0

Weighted average diluted shares outstanding				156.8

Net income per diluted share				$0.55
Warranty charge per diluted share				0.04
Strategic reorganization and other charges per diluted share				0.07
Income tax expense of adjusting items per diluted share				(0.03)
Adjusted net income per diluted share				$0.63

Net income				$85.5
Income tax expense (4)				23.5
Interest expense, net (4)				14.7
Pension expense other than service (4)				3.7
Operating income (loss)	$79.6	$106.0	$(58.2)	127.4
Warranty charge (1)	—	5.7	—	5.7
Strategic reorganization and other charges (2)	—	1.7	8.5	10.2
Adjusted operating income (loss)	79.6	113.4	(49.7)	143.3
Pension expense other than service (4)	—	—	(3.7)	(3.7)
Depreciation and amortization	32.8	29.5	0.2	62.5
Adjusted EBITDA	$112.4	$142.9	$(53.2)	$202.1

Adjusted operating margin	12.5%	17.7%		11.2%
Adjusted EBITDA margin	17.7%	22.3%		15.8%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.7
Long-term debt				446.7
Total debt				447.4
Less cash and cash equivalents				160.3
Net debt				$287.1

Debt leverage (debt divided by trailing twelve months’ adjusted EBITDA)				2.2x
Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$109.0
Less capital expenditures	47.6
Free cash flow	$61.4

(1) Gross profit includes a charge of $5.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, other restructuring charges related to severance in addition to certain transaction-related expenses.

(3) The income tax expense of adjusting items reflects an effective tax rate of 21.6% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.